Exhibit 3.1
CERTIFICATE OF INCORPORATION

OF

MERGE HEALTHCARE INCORPORATED

ARTICLE I
NAME

The name of the Corporation is MERGE HEALTHCARE INCORPORATED.

ARTICLE II
ADDRESS OF REGISTERED AGENT

The address of this Corporation’s registered office in the State of Delaware is at 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE; EXISTENCE

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).  The Corporation is to have a perpetual existence.

ARTICLE IV
CAPITAL STOCK

The distinguishing designation of each class of shares, the number of shares of each class which the Corporation shall have authority to issue, the distinguishing designation of each series within a class, if any, and the par value are:

Class	Series (If Any)	No. of Shares	Par Value Per Share
Common	None	100,000,000	$.01
Preferred	None	1,000,000	$.01
Preferred	Series 3 Special Voting Stock	1	$.01

ARTICLE V
RELATIVE RIGHTS OF THE CAPITAL STOCK

A. Preferred Shares.  The preferences, limitations and relative rights of the Preferred Shares are:

(1) The Preferred Shares may be issued from time to time in one or more series.  The Board of Directors is hereby authorized, by filing a Certificate of Amendment to the Corporation’s Certificate of Incorporation, without a vote of shareholders and in accordance with the DGCL, to fix or alter from time to time, the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Shares, and to establish from time to time the designation thereof, or any of them (a “Preferred Share Amendment”) and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the Preferred Share Amendment originally fixing the number of shares of such series.  No share or shares of any class or series of Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be re–issued as part of such class or series and the Board of Directors is authorized to retire any such share or shares.  The retirement of any such share or shares shall not reduce the total authorized number of Preferred Shares.

The holders of the Preferred Shares of each series shall be entitled to receive dividends, when and as declared by the Board of Directors from the funds legally therefore, as they may be entitled to in accordance with the Preferred Share Amendment adopted by the Board of Directors providing for the issuance of such series, payable on such dates as may be fixed in such Amendment.  So long as there shall be outstanding any Preferred Shares of any series entitled to cumulative dividends pursuant to any such Preferred Share Amendment providing for the issue of such series, no dividend, whether in cash or property, shall be paid or declared, nor shall any distribution be made on the Common Shares nor shall any Common Shares be purchased, redeemed or otherwise acquired for value by the Corporation if at the time of making such payment, declaration, distribution, purchase, redemption or acquisition, the Corporation shall be in default with respect to any dividend payable on or obligation to maintain a purchase, retirement or sinking fund with respect to or to redeem shares of Preferred Shares of any series.  The foregoing provisions of this Section (A)(1) shall not, however, apply to a dividend payable in Common Shares or to the acquisition of Common Shares in exchange for or through the application of the proceeds of the sale of Common Shares.  Subject to the foregoing and to any further limitations prescribed in accordance with the provisions of this Article V, the Board of Directors may declare, out of any funds legally available therefor, dividends upon the then outstanding Common Shares and the Preferred Shares of any series shall not be entitled to participate therein.

(2) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Shares of each series shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders before any distribution of assets shall be made to the holders of the Common Shares, the amount per share, if any, fixed by the Board of Directors in the Preferred Share Amendment, plus in each case an amount equal to any cumulative dividends thereon to the date of final distribution to the holders of the Preferred Shares, and the holders of the Common Shares shall be entitled, to the exclusion of the holders of the Preferred Shares of any and all series, to participate ratably in all the assets of the Corporation then remaining in accordance with their respective rights and preferences.  If upon any liquidation, dissolution or winding up of the Corporation the assets available for distribution shall be insufficient to pay the holders of all outstanding Preferred Shares the full amounts to which they shall be entitled, the holders of Preferred Shares of all series shall participate ratably in any distribution of assets according to the respective amounts which would be payable in respect of the Preferred Shares held by them upon such distribution if all amounts payable in respect of the Preferred Shares of all series were paid in full.  Neither the statutory merger nor consolidation of the Corporation into or with any other corporation, nor the statutory merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of this Section.

(3) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the Preferred Shares of any series at the price or prices and on the terms and conditions provided in the Preferred Share Amendment adopted by the Board of Directors providing for the issue of such series.

(4) Anything herein or in any Preferred Share Amendment adopted by the Board of Directors providing for the issue of any series of Preferred Shares contained to the contrary notwithstanding, the rights of the holders of all classes of shares of the Corporation in respect of dividends and purchase, retirement or sinking funds, if any, shall at all times be subject to the power of the Board of Directors from time to time to set aside such reserves and to make such other provisions, if any, as the Board of Directors shall deem to be necessary or advisable for working capital, for expansion of the Corporation’s business (including the acquisition of real and personal property for the purpose) and for any other purpose of the Corporation.

(5) Except as otherwise provided by the statutes of the State of Delaware or by the Preferred Share Amendment adopted by the Board of Directors providing for the issue of any series of Preferred Shares, the holders of the Preferred Shares shall have no right to vote.  The holders of the Preferred Shares shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote or consent.

(6) Except as otherwise provided by the statutes of the State of Delaware or by the Preferred Shares Amendment adopted by the Board of Directors providing for the issue of any series of Preferred Shares, the vote of the holders of all or any portion of the Preferred Shares, as a class, shall not be required for any action whatsoever to be taken or authorized by the shareholders of the Corporation, including any amendment of the Articles of Incorporation.

B. Series 3 Special Voting Stock.  The preferences, limitations and relative rights of the Preferred Shares, Series 3 Special Voting Stock (“Series 3 Special Voting Stock”) are:

(1) Dividends.  Neither the holder nor, if different, the owner of the Series 3 Special Voting Stock shall be entitled to receive dividends in its capacity as holder or owner thereof.

(2) Voting Rights.  Subject to paragraph 6 hereof, the holder of record of the Series 3 Special Voting Stock shall be entitled to all of the voting rights, including the right to vote in person or by proxy, of the Series 3 Special Voting Stock on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of the Corporation at a meeting of the shareholders or in connection with a consent of shareholders.

(3) Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding–up of the Corporation, the holder of the Series 3 Special Voting Stock shall be entitled to receive out of the assets of the Corporation available for distribution to the shareholders, an amount equal to $0.01 before any distribution is made on the common stock of the Corporation or any other stock ranking junior to the Series 3 Special Voting Stock as to distribution of assets upon liquidation, dissolution or winding–up.

(4) Ranking.  The Series 3 Special Voting Stock shall, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Corporation and (ii) junior to any other class or series of capital stock of the Corporation.

(5) Redemption.  The Series 3 Special Voting Stock shall not be subject to redemption, except that at such time as no exchangeable shares (“Exchangeable Shares”) of Merge Cedara ExchangeCo Limited (other than Exchangeable Shares owned by the Corporation and its affiliates) shall be outstanding, and no shares of stock, debt, options or other agreements which could give rise to the issuance of any Exchangeable Shares to any person (other than the Corporation and its affiliates) shall exist, the Series 3 Special Voting Stock shall automatically be redeemed and canceled, for an amount equal to $0.01 per share due and payable upon such redemption.  Upon any such redemption or other purchase or acquisition of the Series 3 Special Voting Stock by the Corporation, the Series 3 Special Voting Stock shall be deemed retired and may not be reissued.

(6) Other Provisions.  Pursuant to the terms of the certain Voting and Exchange Trust Agreement to be dated June 1, 2005 by and between Merge Cedara ExchangeCo Limited, the Corporation and a trust company incorporated under the laws of Canada, as such agreement may be amended, modified or supplemented from time to time (the “Trust Agreement”):

(a) During the term of the Trust Agreement, the Corporation may not, without the consent of the holders of the Exchangeable Shares (as defined in the Trust Agreement), issue any shares of its Series 3 Special Voting Stock in addition to the Series 3 Special Voting Stock;

(b) the Series 3 Special Voting Stock entitles the holder of record to a number of votes at meetings of holders of common shares of the Corporation equal to the number of Exchangeable Shares outstanding from time to time (other than the Exchangeable Shares held by the Corporation and its affiliates);

(c) the Trustee (as defined by the Trust Agreement) shall exercise the votes held by the Series 3 Special Voting Stock pursuant to and in accordance with the Trust Agreement;

(d) the voting rights attached to the Series 3 Special Voting Stock shall terminate pursuant to and in accordance with the Trust Agreement; and

(e) the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitation and restrictions of such Series 3 Special Voting Stock shall be otherwise provided in the Trust Agreement.

ARTICLE VI
INCORPORATOR

The name and mailing address of the incorporator is:

Daniel S. Fuchs
c/o McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606

ARTICLE VII
BY–LAWS

A. The Board of Directors shall have the power to adopt, amend and repeal the By-laws of the Corporation.  The stockholders entitled to vote in the election of directors may adopt additional By–laws and may amend or repeal any By–law adopted by the Board.

B. Subject to the rights of the holders of any class or series of capital stock having a preference over the Common Stock as to dividends and/or upon liquidation, the number of directors that shall constitute the entire Board shall not be less than three (3) nor more than twelve (12), with the actual number of directors to be determined from time to time by the Board pursuant to duly adopted resolutions of the Board.

ARTICLE VIII
MEETINGS OF STOCKHOLDERS

Meeting of stockholders shall be held at such place, in or outside the State of Delaware, as may be designated by or in the manner provided in the By–laws of the Corporation or, if not so designated, as determined by the Board.  Elections of directors need not be by written ballot except as and to the extent required by the By–laws of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this certificate on October 14, 2008.

/s/ Daniel S. Fuchs

Daniel S. Fuchs

Sole Incorporator